EXHIBIT 5.12
[Letterhead of Pacheco Coto]

Registration Statement on Form F-4
San Jose, Costa Rica, January 23, 2012

To:	Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand

To:	Reynolds Group Issuer Inc.
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904

To:	Reynolds Group Issuer LLC
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904

To:	Reynolds Group Issuer (Luxembourg) S.A.
6C Rue Gabriel Lippmann,
L-5365 Munsbach, Grand Duchy of Luxembourg

and the Guarantors Listed on Annex A attached hereto
Ladies and Gentlemen:
     We have acted as Costa Rican counsel of CSI CLOSURE SYSTEMS MANUFACTURING DE CENTRO AMERICA, S.R.L., a company duly incorporated under the laws of Costa Rica with corporate identity card number 3-102-226363, hereinafter referred as the “Company” in connection with the documents listed in Annex B.
     The opinions expressed herein are limited to the laws of Costa Rica, as currently in effect.

     In rendering this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of the information relating to the Company available at the Public Registry of Costa Rica, Mercantile Section.
     Based upon and subject to the foregoing, and subject to the further qualifications and limitations set forth herein, we are of the opinion that:
1.	the Company is duly incorporated, its existence is valid and in Good Standing under the laws of Costa Rica;

2.	the Company has the power and authority to execute and enter into the Transaction Documents listed on Annex B attached hereto and has duly authorized, executed and delivered the Transaction Documents[1]

3.	the entry into and performance the Transaction Documents do not violate or conflict with (i) the charter or bylaws or (ii) any laws, rules, regulations or orders of Costa Rica;

4.	no additional authorizations, consents, licenses or approvals are required for the entry into and performance of the Transaction Documents; and,

5.	no authorization, approval or other action is required to be made or obtained in connection with the execution, delivery and performance under the Transaction Documents.
     We understand that you will rely as to matters of Costa Rican law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Costa Rican law, as applicable, upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the Company. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Costa Rican law, as applicable, upon this opinion.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.
     This opinion is given as of the time of the effectiveness and, unless requested to do so, we assume no obligation to up-date or supplement it to reflect any changes in facts,

circumstances or laws that may hereafter occur. The opinions set forth above are limited to the laws of Costa Rica, where we are legally qualified and authorized to practice law, and we do not express any opinion herein concerning any other law.
[Signature in the Following Page]
     Sincerely,
     Pacheco Coto
     /s/ Freddy Fachler
     Partner

Annex A
1.	CSI Closure Systems Manufacturing de Centro America, Sociedad de Responsabilidad Limitada

Annex B
1.	Second Supplemental Indenture to the 7.75% Senior Secured Notes due 2016 Indenture, dated as of December 2, 2009, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent;

2.	8.50% Senior Notes due 2018 Indenture, dated as of May 4, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon as trustee, principal paying agent, transfer agent, registrar and transfer agent and The Bank of New York Mellon, London Branch, as paying agent;

3.	First Senior Secured Notes Supplemental Indenture to the 7.125% Senior Secured Notes due 2019 Indenture, dated as of November 16, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent;

4.	First Senior Notes Supplemental Indenture to the 9.000% Senior Notes due 2019 Indenture, dated as of November 16, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent;

5.	6.875% Senior Secured Notes due 2021 Indenture, dated as of February 1, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, collateral agent and registrar, Wilmington Trust (London) Limited, as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent;

6.	8.250% Senior Notes due 2021 Indenture, dated as of February 1, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar and The Bank of New York Mellon, London Branch, as paying agent;

7.	First Senior Secured Notes Supplemental Indenture to the 7.875% Senior Secured Notes due 2019 Indenture, dated as of September 8, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent;

8.	First Senior Notes Supplemental Indenture to the 9.875% Senior Notes due 2019 Indenture, dated as of September 8, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent.